Exhibit 99.1

Media Contact:	Gary Rhodes, The Kroger Co. (513) 762-1304

Investor Contact:	Carin Fike, The Kroger Co. (513) 762-4969

KROGER ANNOUNCES REDUCTION IN GOODWILL IMPAIRMENT CHARGE

REPORTED IN PRELIMINARY RESULTS FOR FISCAL 2004

CINCINNATI, OH, April 15, 2005 — The Kroger Co. (NYSE: KR) today lowered the goodwill impairment charge that had been reported in the Company’s preliminary results for the fourth quarter of fiscal 2004. Kroger attributed the revision to an audit adjustment of the amount recorded for deferred income taxes related to the Ralphs business combination.

The Company said that the goodwill impairment charge is $857.0 million after tax, or $1.17 per share, rather than the $884.0 million, or $1.21 per share, that was reported in the Company’s preliminary financial results issued March 8, 2005. As a result, Kroger’s net loss for the fourth quarter is $648.3 million after tax, or $0.89 per share, versus $0.93 per share, as preliminarily reported.

For the full 2004 fiscal year, Kroger reported a net loss of $100.4 million, or $0.14 per share, compared to $0.17 per share, in the preliminary report.

The final results also reflect the effect of lease accounting and other miscellaneous adjustments that were the result of our review of our accounting practices that was announced on March 7, 2005.

The Company has determined that it did not maintain effective controls over the determination of deferred income tax balances related to a business combination and this constitutes a material weakness under Section 404 of the Sarbanes-Oxley Act. The Company will take remediation steps and monitor the effectiveness of these new procedures and controls.

The Company also announced that it today filed with the Securities and Exchange Commission for an extension in filing Kroger’s 2004 Form 10-K, which was due April 14, 2005. SEC rules permit companies to extend the filing date by 15 calendar days. Kroger said it will file the 2004 Form 10-K today.

Kroger’s Chief Financial Officer will host a conference call with investors that will be broadcast live via the Internet at 10:00 a.m. (EDT) this morning at www.kroger.com and www.streetevents.com. The conference call can be accessed by dialing 1-800-798-2801, access code 62315984. An on-demand replay of the webcast will be available from 2 p.m. on April 15, 2005 through April 25, 2005.

Headquartered in Cincinnati, Ohio, Kroger is one of the nation’s largest retail grocery chains. At the end of fiscal 2004, the Company operated (either directly or through its subsidiaries) 2,532 supermarkets and multi-department stores in 32 states under two dozen banners including Kroger, Ralphs, Fred Meyer, Food 4 Less, King Soopers, Smith’s, Fry’s, Fry’s Marketplace, Dillons, QFC and City Market. Kroger also operated (either directly or through subsidiaries, franchise agreements, or operating agreements) 795 convenience stores, 436 fine jewelry stores, 536 supermarket fuel centers and 42 food processing plants. For more information about Kroger, please visit our web site at www.kroger.com.

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